U.S. SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549

                                      FORM 12b-25

                                        0-30829
                                 ----------------------
                                 Commission File Number


                              NOTIFICATION OF LATE FILING


(Check One):  [_] Form 10-KSB  [_] Form 11-K  [_] Form 20-F  [X] Form 10-QSB
              [_] Form N-SAR

     For Period Ended:  June 30, 2003

     [_]  Transition Report on Form 10-KSB

     [_]  Transition Report on Form 20-F

     [_]  Transition Report on Form 11-K

     [_]  Transition Report on Form 10-Q

     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

                                Muller Media, Inc.
                      ------------------------------------
                            Full Name of Registrant

                                     N/A
                           -------------------------
                           Former Name if Applicable


                       11 East 47th Street, Third Floor
         ---------------------------------------------------------
         Address of Principal Executive Office (Street and Number)

                           New York, New York  10017
                           -------------------------
                           City, State and Zip Code

                                    PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons described in reasonable detail in Part III of
[X]  |    this form could not be eliminated without unreasonable effort
     |    or expense;
     |
     |    (b)  The subject annual report, semi-annual report, transition
     |    report on Form 10-K, Form  20-F, Form 11-K or Form N-SAR, or
[X]  |    portion thereof  will  be  filed  on or  before  the 15th
     |    calendar day following  the  prescribed  due date; or the subject
     |    quarterly report or transition report on Form 10-Q, or portion
     |    thereof will be filed on or  before  the  fifth  calendar day
     |    following the prescribed due date; and
     |
     |    (c)  The  accountant's statement or other exhibit required by
     |    Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                   NARRATIVE

State below in reasonable detail why forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

As previously disclosed, the registrant has been required to rely upon outside consultants to assist in the preparation of this report. For this reason, a short delay is required.

                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Clifford S. Postelnik                  (212)        317-0175
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            (Name)                         (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                            [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                            [X] Yes  [_] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

The registrant is reorganizing operations.


                                Muller Media, Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  August 14, 2003            /s/ Clifford S. Postelnik
                                  -----------------------------
                                   By:  Clifford S. Postelnik
                                   Chief Exectuve Officer